Exhibit 11.2

Ucommune International Ltd

Insider Trading Compliance Policy

Schedule I	Individuals Subject to Quarterly Trading BlackOuts	14

Schedule II	Individuals Subject to Preclearance Requirement	15

Attachment A	Certification of Compliance	16

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Ucommune International Ltd
Insider Trading Compliance Policy

(Adopted by the Board of Directors on April 23, 2025)

Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and providing material nonpublic information to others so that they can trade. Violating such laws can undermine investor trust, harm Ucommune International Ltd’s reputation, and result in your dismissal from Ucommune International Ltd (together with its subsidiaries, the “Company”) or even serious criminal and civil charges against you and the Company.

This Insider Trading Compliance Policy (this “Policy”) outlines your responsibilities to avoid insider trading and implements certain procedures to help you avoid even the appearance of insider trading.

I.	Summary

Preventing insider trading is necessary to comply with U.S. securities laws and to preserve the reputation and integrity of the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of material nonpublic information relating to the security. Insider trading is a crime. The criminal penalties for violating insider trading laws include imprisonment and fines of up to $5 million for individuals and $25 million for corporations. Insider trading may also result in civil penalties, including disgorgement of profits and civil fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause.

This Policy applies to all officers, directors, and employees of the Company. As someone subject to this Policy, you are responsible for ensuring that members of your household also comply with this Policy. This Policy also applies to any entities you control, including any corporations, partnerships, or trusts, and transactions by such entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as full-time, part-time and temporary contractors or consultants. This Policy extends to all activities within and outside your Company duties. Every officer, director, and employee must review this Policy. Questions regarding the Policy should be directed to the Compliance Officer (as defined below) at xiaoxf@ucommune.com (email address) or 8610 65067789 (telephone).

Xuefei Xiao, compliance officer of the Company, (the “Compliance Officer”) shall be responsible for the administration of this Policy.

In the absence of the Compliance Officer, responsibility for administering this Policy will rest with the Chief Executive Officer of the Company, or such other employee as may be designated by the Compliance Officer.

In all cases, as someone subject to this Policy, you bear full responsibility for ensuring your compliance with this Policy, and also for ensuring that members of your household (and individuals not residing in your household but whose transactions are subject to your influence or control) and entities under your influence or control are in compliance with this Policy.

Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy.

II.	Statement of Policies Prohibiting Insider Trading

No officer, director, or employee (or any other person designated as subject to this Policy) shall purchase or sell any type of security or enter into a binding security trading plan while in possession of material nonpublic information relating to the security or the issuer of such security, whether the issuer of such security is the Company or any other company.

Additionally, no officer, director or employee shall purchase or sell any security of the Company or enter into a binding security trading plan during the period beginning on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon completion of the second full trading day after the public release of earnings data or financial results for such fiscal quarter or during any other trading suspension period declared by the Company.

These prohibitions do not apply to:

●	purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;

●	exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards that, in each case, do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

●	bona fide gifts of the Company’s securities; or

●	purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material nonpublic information and which contract, instruction, or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was precleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial preclearance without such amendment or modification being precleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below.

From time to time, events will occur that are material to the Company and cause certain officers, directors, or employees to be in possession of material nonpublic information. When that happens, the Company will recommend that those in possession of the material nonpublic information suspend all trading in the Company’s securities until the information is no longer material or has been publicly disclosed.

When such event-specific blackout periods occur, those subject to it will be notified by the Company. The event-specific blackout period will not be announced to those not subject to it, and those subject to it or otherwise aware of it should not disclose it to others.

Even if the Company has not notified you that you are subject to an event-specific blackout period, if you are aware of material nonpublic information about the Company, you should not trade in Company securities. Any failure by the Company to designate you as subject to an event-specific blackout period, or to notify you of such designation, does not relieve you of your obligation not to trade in the Company’s securities while possessing material nonpublic information.

No officer, director, or employee shall directly or indirectly communicate (or “tip”) material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a “need-to-know” basis.

III.	Explanation of Insider Trading

“Insider trading” refers to the purchase or sale of a security while in possession of material nonpublic information relating to the security.

“Securities” includes stocks, bonds, notes, debentures, options, warrants, and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls, or other derivative securities.

A.	What Facts Are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information include (but are not limited to) information about dividends; corporate earnings or earnings forecasts; changes in financial condition or asset values; changes in accounting methods and write-offs; possible mergers, acquisitions, tender offers, or dispositions; major new products, services or product developments; important business developments such as major contract awards or cancellations or the loss of major contracts, developments regarding strategic collaborators or alliances, or the status of regulatory submissions; management or control changes; significant marketing plans or changes in such plans; significant borrowing or financing developments, including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; cybersecurity or data security incidents; and significant litigation, regulatory actions, governmental investigations or inquiries about the Company. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material. Any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospectus for expansion can also be material.

Questions regarding material information should be directed to the Compliance Officer. A good rule of thumb: When in doubt, do not trade.

B.	What Is Nonpublic?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through newswire services such as Dow Jones, Reuters, Bloomberg, Business Wire, The Wall Street Journal, Associated Press, or United Press International; a broadcast on widely available radio or television programs; publication in a widely available newspaper, magazine, or news website; a Regulation FD-compliant conference call; or public disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. Note that simply posting information to the Company’s website may not be sufficient disclosure to make the information public.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.

C.	Who Is an Insider?

“Insiders” include officers, directors, and any employees of a company, or anyone else who has material nonpublic information about a company. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material nonpublic information relating to the company’s securities. Insiders may not trade in the Company’s securities while in possession of material nonpublic information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a “need-to-know” basis.

As someone subject to this Policy, you are responsible for ensuring that members of your household also comply with this Policy. This includes family members residing with you, anyone else living in your household, and any family members not living with you whose transactions in the Company’s securities are directed by you, or subject to your influence and control. This Policy also applies to any entities you control, including any corporations, partnerships, or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

D.	Trading by Persons Other Than Insiders

Insiders may be liable for communicating or tipping material nonpublic information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders can also be liable for insider trading, including tippees who trade on material nonpublic information tipped to them or individuals who trade on material nonpublic information that has been misappropriated. Insiders may be held liable for tipping even if they receive no personal benefit from tipping and even if no close personal relationship exists between them and the tippee.

Tippees inherit an insider’s duties and are liable for trading on material nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.	Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material nonpublic information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and U.S. Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

●	SEC administrative sanctions;

●	securities industry self-regulatory organization sanctions;

●	civil injunctions;

●	damage awards to private plaintiffs;

●	disgorgement of all profits;

●	civil fines for the violator of up to three times the amount of profit gained or loss avoided;

●	civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1.425 million or three times the amount of profit gained or loss avoided by the violator;

●	criminal fines for individual violators of up to $5 million ($25 million for an entity); and

●	jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), may also be violated in connection with insider trading.

F.	Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material nonpublic information. The SEC aggressively investigates even small insider trading violations.

G.	Examples of Insider Trading

Examples of insider trading cases include actions brought against officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members, and other tippees of such officers, directors, and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer is also subject to, among other things, criminal prosecution, including up to $5 million in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports could also be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

H.	Prohibition of Records Falsification and False Statements

Section 13(b)(2) of the 1934 Act requires companies subject to the 1934 Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (i) any person from falsifying records or accounts subject to the above requirements, and (ii) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors, and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public. Falsifying records or accounts or making materially false, misleading, or incomplete statements in connection with an audit or filing with the SEC could also result in criminal penalties for obstruction of justice.

IV.	Statement of Procedures to Prevent Insider Trading

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading.

A.	Blackout Periods

See “Section II. Statement of Policies Prohibiting Insider Trading” above regarding the blackout period policy.

Exceptions to the blackout period policy may be approved only by the Compliance Officer or the Company’s Chief Executive Officer or, in the case of exceptions for directors, the Board of Directors or the Audit Committee of the Board of Directors.

From time to time, the Company, through the Board of Directors, Chief Executive Officer or Chief Financial Officer, may recommend that officers, directors, employees, or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.

B.	Preclearance of All Trades by All Officers, Directors and Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including, without limitation, acquisitions and dispositions of Company stock, the exercise of stock options, elective transactions under ESPP/deferred compensation plans, and the sale of Company stock issued upon exercise of stock options) by officers, directors, and employees (each, a “Preclearance Person”) must be precleared by the Compliance Officer or the Company’s Chief Executive Officer, except for certain exempt transactions as explained in Section VI of this Policy. Preclearance does not relieve you of your responsibility under SEC rules.

A request for preclearance may be oral or in writing (including by e-mail), should be made at least two business days in advance of the proposed transaction, and should include the identity of the Preclearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction, and the number of shares or other securities to be involved. In addition, the Preclearance Person must execute a certification (in the form approved by the Compliance Officer or the Company’s Chief Executive Officer) that he or she is not aware of material nonpublic information about the Company. The Compliance Officer or the Company’s Chief Executive Officer shall have sole discretion to decide whether to clear any contemplated transaction. (The Compliance Officer or the Company’s Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the Compliance Officer or the Company’s Chief Executive Officer or persons or entities subject to this policy as a result of their relationship with the Compliance Officer or the Company’s Chief Executive Officer.) All trades that are precleared must be effected within two business days of receipt of the preclearance, unless a specific exception has been granted by the Compliance Officer or the Company’s Chief Executive Officer. A precleared trade (or any portion of a precleared trade) that has not been effected during the two business day period must be precleared again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

None of the Company, the Compliance Officer or the Company’s Chief Executive Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance submitted pursuant to this Section IV.B. Notwithstanding any preclearance of a transaction pursuant to this Section IV.B, none of the Company, the Compliance Officer or the Company’s Chief Executive Officer, or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

C.	Post-Termination Transactions

With the exception of the preclearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If you are in possession of material nonpublic information when your service terminates, you may not trade in the Company’s securities until that information has become public or is no longer material.

D.	Information Relating to the Company

1.	Access to Information

Access to material nonpublic information about the Company, including the Company’s business, earnings, or prospects, should be limited to officers, directors, and employees of the Company on a “need-to-know” basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than “need-to-know” basis.

In communicating material nonpublic information to employees of the Company, all officers, directors, and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2.	Inquiries From Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Compliance Officer at xiaoxf@ucommune.com (email) or 8610 65067789 (telephone).

E.	Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

All officers, directors, and employees should take all steps and precautions necessary to restrict access to, and secure, material nonpublic information by, among other things:

●	maintaining the confidentiality of Company-related transactions;

●	conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;

●	restricting access to documents and files (including computer files) containing material nonpublic information to individuals on a “need-to-know” basis (including maintaining control over the distribution of documents and drafts of documents);

●	promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;

●	disposing of all confidential documents and other papers once there is no longer any business or other legally required need — through shredders when appropriate;

●	restricting access to areas likely to contain confidential documents or material nonpublic information;

●	safeguarding laptop computers, tablets, memory sticks, CDs, and other items that contain confidential information; and

●	avoiding the discussion of material nonpublic information in places where the information could be overheard by others, such as in elevators, restrooms, hallways, restaurants, airplanes, or taxicabs.

Personnel involved with material nonpublic information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

V.	Additional Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors, and employees shall comply with the following policies with respect to certain transactions in the Company securities:

A.	Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy.

B.	Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director, or employee is trading based on material nonpublic information. Transactions in options may also focus an officer’s, director’s, or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

C.	Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director, or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. Such transactions allow the officer, director, or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director, or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, such transactions involving the Company’s equity securities are prohibited by this Policy.

D.	Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank, or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is also prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

E.	Director and Executive Officer Cashless Exercises

The Company will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. Directors and executive officers of the Company may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price, and (iii) the director or officer uses a cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles. Under a cashless exercise, a broker, the issuer, and the issuer’s transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the Compliance Officer.

VI.	Rule 10b5-1 Trading Plans and Rule 144

A.	Rule 10b5-1 Trading Plans

The trading restrictions set forth do not apply to transactions under a previously established contract, plan, or instruction to trade in the Company’s stock in accordance with the terms of Rule 10b5-1 and all applicable state laws (a “Trading Plan”) that:

●	has been submitted to and preapproved by the Compliance Officer or the Company’s Chief Executive Officer, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), at least 30 days before the commencement of any transactions under the Trading Plan;

●	you entered into in good faith at a time when you were not in possession of material nonpublic information about the Company; and

●	either (i) specifies the amounts, prices, and dates of all security transactions under the Trading Plan, (ii) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, or (iii) prohibits you from exercising any subsequent influence over the transactions.

You may adopt more than one Trading Plan at a time. You may only amend or revoke a Trading Plan outside of quarterly trading blackout periods when you do not possess material nonpublic information. Any amendment or revocation of a Trading Plan must be preapproved by the Authorizing Officer at least 30 days before you trade under an amended or outside of a revoked Trading Plan, and at least 180 days before you establish a new Trading Plan.

The Company reserves the right to publicly announce, or respond to inquiries from the media regarding, the implementation of Trading Plans or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

The cashless exercise of options under Trading Plans is permitted only through “same-day sales,” in which the option holder does not pay for the stock up front, but rather receives cash equal to the difference between the stock value and option exercise price. Transactions prohibited under Section V of this Policy, including short sales and hedging transactions, may not be carried out through a Trading Plan.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Authorizing Officer, or the Company’s other employees assume any liability for any delay in reviewing and/or refusing a Trading Plan submitted for approval nor the legality or consequences relating to a person entering into or trading under a Trading Plan.

During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.1

[1]	Some companies prohibit trades outside of a Trading Plan. In a 2017 Corporate Counsel survey, 52% of responding companies said they did not require Insiders to sell pursuant to a Trading Plan, and did not explicitly encourage them to sell pursuant to a Trading Plan.

B.	Rule 144 (Applicable to Directors and Officers)

Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction, or chain of transactions, not involving a public offering. “Control securities” are any securities owned by directors, executive officers, or other “affiliates” of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. Sales of Company securities by affiliates (generally, directors, officers and 10% shareholders of the Company) must comply with the requirements of Rule 144, which are summarized below:

●	Current Public Information. The Company must have filed all SEC-required reports during the last 12 months.

●	Volume Limitations. Total sales of Company common stock by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.

●	Method of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or member of the Board of Directors must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company common stock for his own account on a regular and continuous basis.

●	Notice of Proposed Sale. A notice of the sale (a Form 144) must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144, and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.

VII.	Execution and Return of Certification of Compliance

After reading this Policy, all officers, directors, and employees should execute and return to the Compliance Officer the Certification of Compliance form attached hereto as “Attachment A.”

Schedule I

Individuals Subject to Quarterly Trading Blackouts

All the officers, directors, and employees of the Company.

Schedule II

Individuals Subject to Preclearance Requirement

All the officers, directors, and employees of the Company.

Attachment A

Certification of Compliance

Return by [_________] [insert return deadline]

To:	__________________

From:	__________________________

Re:	Insider Trading Compliance Policy of Ucommune International Ltd (the “Policy”)

I have received, reviewed, and understand the above-referenced Policy and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation with) Ucommune International Ltd (the “Company”), to comply fully with the policies and procedures contained therein.

I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20[__], I have complied fully with all policies and procedures set forth in the Policy. I hereby further certify that I have adhered to the Policy during the time period that I have been employed by or associated with the Company and I agree to adhere to the Policy in the future.

Signature	Date

Title